PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Second Quarter 2026 Results
RANCHO CORDOVA, CA July 22, 2026 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $19.4 million for the three months ended June 30, 2026, as compared to $18.6 million for the three months ended March 31, 2026 and $14.5 million for the three months ended June 30, 2025.
Second Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	June 30, 2026	March 31, 2026	June 30, 2025
Return on average assets (“ROAA”)	1.49%	1.55%	1.37%
Return on average equity (“ROAE”)	16.67%	16.73%	14.17%
Pre-tax income	$26,089	$25,031	$20,099
Pre-tax, pre-provision income(1)	$28,339	$27,706	$22,599
Net income	$19,399	$18,621	$14,508
Basic earnings per common share	$0.91	$0.87	$0.68
Diluted earnings per common share	$0.91	$0.87	$0.68
Weighted average basic common shares outstanding	21,273,902	21,253,085	21,225,831
Weighted average diluted common shares outstanding	21,338,903	21,313,078	21,269,265
Shares outstanding at end of period	21,402,864	21,376,153	21,360,991
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented:
“Five Star Bank’s differentiated customer experience and reputation continue to power demand for our services. In the second quarter of 2026, we are pleased that net income increased to $19.4 million, compared to $18.6 million for the first quarter of 2026, and earnings per share increased to $0.91, up $0.04 from the first quarter of 2026 and up $0.23 from the second quarter of 2025. Net interest margin decreased by seven basis points to 3.63%. Total loans held for investment increased by $306.3 million, or 7% (approximately 29% when annualized), and total deposits increased by $330.0 million, or 7% (approximately 30% when annualized). We are also pleased with the continued execution of our strategic plan, including the payment of a cash dividend of $0.25 per share to shareholders. In the second quarter, Five Star Bank was honored to be named the Best Place to Work by the San Francisco Business Times, ranking first overall among participating businesses with 25 to 49 employees in the San Francisco Bay Area. This recognition reflects our purpose-driven culture, which is a meaningful differentiator and an important contributor to our continued performance. I am proud of our team’s accomplishments and look forward to the continued momentum of our organic growth story.”
Financial highlights as of and during the three months ended June 30, 2026 included the following:
•Total deposits increased by $330.0 million, or 7.38%, during the three months ended June 30, 2026, with growth in non-wholesale deposits exceeding declines in wholesale deposits. The Company defines wholesale deposits as brokered deposits and California Time Deposit Program deposits. During the three months ended June 30, 2026, non-wholesale deposits increased by $463.1 million, or 11.33%, and wholesale deposits decreased by $133.1 million, or 34.74%.

•The number of Business Development Officers increased from 43 at March 31, 2026 to 45 at June 30, 2026.
•Cash and cash equivalents were $685.1 million, representing 14.27% of total deposits at June 30, 2026, as compared to 14.42% at March 31, 2026.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 40.91% for the three months ended June 30, 2026, as compared to 38.57% for the three months ended March 31, 2026 and 41.03% for the three months ended June 30, 2025.
•Net interest margin expanded by 10 basis points year-over-year, increasing from 3.53% for the three months ended June 30, 2025 to 3.63% for the three months ended June 30, 2026, demonstrating the Company's ability to grow its margin even as the effective federal funds rate declined 70 basis points over the same period from 4.33% at June 30, 2025 to 3.63% at June 30, 2026. Net interest margin for the three months ended June 30, 2026 contracted by seven basis points from 3.70% for the three months ended March 31, 2026, reflecting that strong quarter-over-quarter growth in net interest income was primarily volume driven, as rapid balance sheet expansion modestly diluted the overall yield on earning assets.
•Other comprehensive income was $0.7 million during the three months ended June 30, 2026. Unrealized losses, net of tax effect, on available-for-sale securities were $9.4 million as of June 30, 2026. Total carrying value of held-to-maturity and available-for-sale securities represented 0.04% and 1.72% of total interest-earning assets, respectively, as of June 30, 2026.
•The Company’s common equity Tier 1 capital ratio was 9.98% and 10.45% as of June 30, 2026 and March 31, 2026, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth as of the dates provided below was as follows:

(in thousands)	June 30, 2026	March 31, 2026	$ Change	% Change
Loans held for investment	$4,519,681	$4,213,393	$306,288	7.27%
Non-interest-bearing deposits	1,174,406	1,232,696	(58,290)	(4.73)%
Interest-bearing deposits	3,624,977	3,236,657	388,320	12.00%

(in thousands)	June 30, 2026	June 30, 2025	$ Change	% Change
Loans held for investment	$4,519,681	$3,758,025	$761,656	20.27%
Non-interest-bearing deposits	1,174,406	1,004,061	170,345	16.97%
Interest-bearing deposits	3,624,977	2,890,561	734,416	25.41%
•The ratio of nonperforming loans to loans held for investment at period end increased from 0.07% at March 31, 2026 to 0.30% at June 30, 2026, due to one Community Reinvestment Act loan that was placed on non-accrual status. The balance of the loan is $11.4 million as of June 30, 2026 and was originally downgraded to substandard in 2025.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.25 per share during the three months ended June 30, 2026. The Company’s Board of Directors declared an additional cash dividend of $0.25 per share on July 16, 2026, which the Company expects to pay on August 10, 2026 to shareholders of record as of August 3, 2026.

Summary Results
Three months ended June 30, 2026, as compared to three months ended March 31, 2026
The Company’s net income was $19.4 million for the three months ended June 30, 2026, as compared to $18.6 million for the three months ended March 31, 2026. Net interest income increased by $2.6 million during the three months ended June 30, 2026, as compared to the three months ended March 31, 2026, primarily due to an increase in interest income driven by loan growth and higher interest-earning deposits in banks, partially offset by an increase in interest expense driven by deposit growth. The provision for credit losses decreased by $0.4 million during the three months ended June 30, 2026, as compared to the three months ended March 31, 2026, reflecting lower loss estimates driven by strong loan growth concentrated in pools with relatively lower loss rates. Non-interest income increased by $0.2 million during the three months ended June 30, 2026, as compared to the three months ended March 31, 2026, primarily due to an overall improvement in earnings related to investments in venture-backed funds, partially offset by lower fees from swap referrals, and the absence of a special FHLB stock dividend. Non-interest expense increased by $2.2 million during the three months ended June 30, 2026, as compared to the three months ended March 31, 2026, primarily due to a $1.0 million loss contingency release on a U.S. Small Business Administration (“SBA”) loan that benefitted the three months ended March 31, 2026, which did not reoccur during the three months ended June 30, 2026, as well as higher advertising, promotional, data processing, and software expenses tied to continued organizational growth.
Three months ended June 30, 2026, as compared to three months ended June 30, 2025
The Company’s net income was $19.4 million for the three months ended June 30, 2026, as compared to $14.5 million for the three months ended June 30, 2025. Net interest income increased by $9.6 million during the three months ended June 30, 2026, as compared to the three months ended June 30, 2025, primarily due to an increase in interest income driven by loan growth and higher interest-earning deposits in banks, partially offset by an increase in interest expense driven by deposit growth, though moderated by a decrease in the average cost of deposits. The provision for credit losses decreased by $0.3 million, reflecting lower net charge-offs in the three months ended June 30, 2026 compared to the three months ended June 30, 2025. Non-interest income increased by $0.1 million during the three months ended June 30, 2026, as compared to the three months ended June 30, 2025, primarily reflecting higher loan referral income and fees from swap referrals, as well as an overall improvement in earnings related to investments in venture-backed funds. These increases were partially offset by lower FHLB stock dividends and an intentional reduction in gain on sale of loans. Non-interest expense increased by $3.9 million during the three months ended June 30, 2026, as compared to the three months ended June 30, 2025, driven primarily by increased salaries and employee benefits from increased headcount, along with growth in other operating expenses reflecting continued organizational expansion.

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	June 30, 2026	March 31, 2026	$ Change	% Change
Selected operating data:
Net interest income	$46,083	$43,457	$2,626	6.04%
Provision for credit losses	2,250	2,675	(425)	(15.89)%
Non-interest income	1,872	1,643	229	13.94%
Non-interest expense	19,616	17,394	2,222	12.77%
Pre-tax income	26,089	25,031	1,058	4.23%
Provision for income taxes	6,690	6,410	280	4.37%
Net income	$19,399	$18,621	$778	4.18%
Earnings per common share:
Basic	$0.91	$0.87	$0.04	4.60%
Diluted	$0.91	$0.87	$0.04	4.60%
Performance and other financial ratios:
ROAA	1.49%	1.55%
ROAE	16.67%	16.73%
Net interest margin	3.63%	3.70%
Total cost of funds(1)	2.23%	2.20%
Efficiency ratio	40.91%	38.57%

	Three months ended
(in thousands, except per share data)	June 30, 2026	June 30, 2025	$ Change	% Change
Selected operating data:
Net interest income	$46,083	$36,515	$9,568	26.20%
Provision for credit losses	2,250	2,500	(250)	(10.00)%
Non-interest income	1,872	1,810	62	3.43%
Non-interest expense	19,616	15,726	3,890	24.74%
Pre-tax income	26,089	20,099	5,990	29.80%
Provision for income taxes	6,690	5,591	1,099	19.66%
Net income	$19,399	$14,508	$4,891	33.71%
Earnings per common share:
Basic	$0.91	$0.68	$0.23	33.82%
Diluted	$0.91	$0.68	$0.23	33.82%
Performance and other financial ratios:
ROAA	1.49%	1.37%
ROAE	16.67%	14.17%
Net interest margin	3.63%	3.53%
Total cost of funds(1)	2.23%	2.53%
Efficiency ratio	40.91%	41.03%
(1) Total cost of funds reflects the average cost of all funding sources, including both interest-bearing and non-interest-bearing deposits and borrowings.

Balance Sheet Summary

(in thousands)	June 30, 2026	March 31, 2026	$ Change	% Change
Selected financial condition data:
Total assets	$5,377,062	$5,031,751	$345,311	6.86%
Cash and cash equivalents	685,074	644,359	40,715	6.32%
Total loans held for investment	4,519,681	4,213,393	306,288	7.27%
Total investments	92,719	93,850	(1,131)	(1.21)%
Total liabilities	4,903,291	4,573,232	330,059	7.22%
Total deposits	4,799,383	4,469,353	330,030	7.38%
Subordinated notes, net	74,114	74,077	37	0.05%
Total shareholders’ equity	473,771	458,519	15,252	3.33%
•Insured and collateralized deposits were approximately $3.2 billion, representing 65.80% of total deposits as of June 30, 2026, as compared to 65.55% as of March 31, 2026. Net uninsured and uncollateralized deposits were approximately $1.6 billion as of June 30, 2026, increasing from $1.5 billion at March 31, 2026.
•Non-wholesale deposit balances constituted 94.79% of total deposits as of June 30, 2026, as compared to 91.43% as of March 31, 2026. Deposit relationships of greater than $5 million represented 63.88% of total deposits as of June 30, 2026, as compared to 60.67% as of March 31, 2026, and had an average age of approximately 7.39 years as of June 30, 2026, as compared to 7.98 years as of March 31, 2026.
•Total deposits as of June 30, 2026 were $4.8 billion, an increase of $330.0 million, or 7.38%, from March 31, 2026, comprised of an increase in interest-bearing deposits, partially offset by a decrease in non-interest-bearing deposits.
•Cash and cash equivalents as of June 30, 2026 were $685.1 million, representing 14.27% of total deposits at June 30, 2026, as compared to 14.42% as of March 31, 2026.
•Total liquidity (consisting of cash and cash equivalents as well as unused and immediately available borrowing capacity as set forth below) was approximately $2.3 billion as of June 30, 2026, as compared to $2.2 billion at March 31, 2026.

	June 30, 2026
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings	Available
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$1,629,065	$1,297,500	$—	$331,565
Federal Reserve Discount Window	1,074,577	—	—	1,074,577
Correspondent bank lines of credit	185,000	—	—	185,000
Cash and cash equivalents	—	—	—	685,074
Total	$2,888,642	$1,297,500	$—	$2,276,216

(in thousands)	June 30, 2026	December 31, 2025	$ Change	% Change
Selected financial condition data:
Total assets	5,377,062	4,754,861	622,201	13.09%
Cash and cash equivalents	685,074	506,851	178,223	35.16%
Total loans held for investment	4,519,681	4,074,929	444,752	10.91%
Total investments	92,719	96,889	(4,170)	(4.30)%
Total liabilities	4,903,291	4,309,029	594,262	13.79%
Total deposits	4,799,383	4,201,084	598,299	14.24%
Subordinated notes, net	74,114	74,041	73	0.10%
Total shareholders’ equity	473,771	445,832	27,939	6.27%
The increase in total assets from December 31, 2025 to June 30, 2026 was primarily comprised of a $444.8 million increase in total loans held for investment and a $178.2 million increase in cash and cash equivalents. The $444.8 million increase in total loans held for investment between December 31, 2025 and June 30, 2026 was a result of $1.0 billion in loan originations and advances, partially offset by $162.1 million and $421.9 million in loan payoffs and paydowns, respectively. The $444.8 million increase in total loans held for investment included $145.0 million in purchased loans within the consumer section of the loan portfolio. The $178.2 million increase in cash and cash equivalents primarily resulted from the net increase in cash inflows from growth in total deposits of $598.3 million and cash outflows from growth in total loans held for investment of $444.8 million.
The increase in total liabilities from December 31, 2025 to June 30, 2026 was primarily due to an increase in deposits of $598.3 million. The increase in deposits was largely due to increases in money market, interest-bearing transaction, and non-interest-bearing deposits of $590.7 million, $156.1 million, and $89.9 million, respectively, partially offset by a $246.6 million decrease in time deposits, mainly attributable to a $215.0 million decline in wholesale deposits.
The increase in total shareholders’ equity from December 31, 2025 to June 30, 2026 was primarily a result of $38.0 million recognized as net income during the period, partially offset by $10.7 million in cash dividends paid during the period and a $0.3 million increase in accumulated other comprehensive loss.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2026	March 31, 2026	$ Change	% Change
Interest and fee income	$72,327	$67,347	$4,980	7.39%
Interest expense	26,244	23,890	2,354	9.85%
Net interest income	$46,083	$43,457	$2,626	6.04%
Net interest margin	3.63%	3.70%

	Three months ended
(in thousands)	June 30, 2026	June 30, 2025	$ Change	% Change
Interest and fee income	$72,327	$60,580	$11,747	19.39%
Interest expense	26,244	24,065	2,179	9.05%
Net interest income	$46,083	$36,515	$9,568	26.20%
Net interest margin	3.63%	3.53%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	June 30, 2026			March 31, 2026			June 30, 2025
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits in banks	$677,149	$6,253	3.70%	$512,308	$4,687	3.71%	$361,866	$3,987	4.42%
Investment securities	93,553	509	2.18%	96,787	544	2.28%	97,886	577	2.37%
Loans held for investment and sale	4,328,304	65,565	6.08%	4,150,446	62,116	6.07%	3,691,616	56,016	6.09%
Total interest-earning assets	5,099,006	72,327	5.69%	4,759,541	67,347	5.74%	4,151,368	60,580	5.85%
Interest receivable and other assets, net	123,354			118,967			101,632
Total assets	$5,222,360			$4,878,508			$4,253,000

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$389,136	$1,297	1.34%	$343,663	$1,133	1.34%	$283,369	$1,043	1.48%
Savings accounts	143,818	844	2.35%	138,125	830	2.44%	121,692	801	2.64%
Money market accounts	2,556,482	19,318	3.03%	2,185,347	15,851	2.94%	1,647,628	13,270	3.23%
Time accounts	396,923	3,623	3.66%	531,031	4,915	3.75%	726,295	7,790	4.30%
Subordinated notes and other borrowings	74,091	1,162	6.29%	74,072	1,161	6.36%	73,967	1,161	6.30%
Total interest-bearing liabilities	3,560,450	26,244	2.96%	3,272,238	23,890	2.96%	2,852,951	24,065	3.38%
Demand accounts	1,163,991			1,122,062			957,034
Interest payable and other liabilities	31,140			32,739			32,406
Shareholders’ equity	466,779			451,469			410,609
Total liabilities & shareholders’ equity	$5,222,360			$4,878,508			$4,253,000

Net interest spread			2.73%			2.78%			2.47%
Net interest income/margin		$46,083	3.63%		$43,457	3.70%		$36,515	3.53%

Net interest income during the three months ended June 30, 2026 increased by $2.6 million, or 6.04%, to $46.1 million, as compared to $43.5 million during the three months ended March 31, 2026. Net interest margin totaled 3.63% for the three months ended June 30, 2026, a decrease of seven basis points compared to the prior quarter, reflecting that strong quarter-over-quarter growth in net interest income was primarily volume driven, as rapid balance sheet expansion modestly diluted the overall yield on earning assets. The increase in net interest income is primarily attributable to a $5.0 million increase in interest income, mainly due to a $177.9 million, or 4.29%, increase in the average balance of loans and a $164.8 million, or 32.18%, increase in the average balance of interest-earning deposits in banks (deposits placed with other financial institutions to earn interest). The increase in interest income was partially offset by a $2.4 million increase in interest expense due to a $330.1 million, or 7.64%, increase in the average balance of deposits, combined with a three basis point increase in the average cost of deposits. The average balance of non-interest bearing deposits increased by $41.9 million, or 3.74%, quarter-over-quarter, helping to partially offset the rise in deposit funding costs.
As compared to the three months ended June 30, 2025, net interest income during the three months ended June 30, 2026 increased by $9.6 million, or 26.20%, to $46.1 million from $36.5 million. Net interest margin totaled 3.63% for the three months ended June 30, 2026, an increase of 10 basis points compared to the same quarter of the prior year. The improvement was driven by balance sheet growth and a favorable shift in funding mix, which more than offset pressure from declining federal funds rates over the same period. The increase in net interest income is primarily attributable to an $11.7 million increase in interest income, mainly due to a $636.7 million, or 17.25%, increase in the average balance of loans and a $315.3 million, or 87.13%, increase in the average balance of interest-earning deposits in banks (deposits placed with other financial institutions to earn interest). This increase in interest income was partially offset by a $2.2 million increase in interest expense, stemming from a $914.3 million, or 24.47%, increase in the average balance of deposits during the three months ended June 30, 2026, moderated by a 30 basis point decrease in average cost of deposits compared to the same quarter of the prior year. Further supporting the decreasing average cost of deposits, the average balance of non-interest-bearing deposits increased by $207.0 million, or 21.62%, compared to the same period of the prior year.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of the dates shown:

(in thousands)	June 30, 2026	March 31, 2026
Real estate:
Commercial	$3,597,173	$3,421,902
Commercial land and development	2,507	2,519
Commercial construction	124,053	108,179
Residential construction	21,809	17,808
Residential	41,874	43,195
Farmland	59,900	61,090
Commercial:
Secured	258,736	243,140
Unsecured	41,263	41,971
Consumer and other	374,614	275,891
Net deferred loan fees	(2,248)	(2,302)
Total loans held for investment	$4,519,681	$4,213,393
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of the dates shown:

(in thousands)	June 30, 2026	March 31, 2026
Interest-bearing transaction accounts	$500,256	$349,138
Savings accounts	147,435	141,961
Money market accounts	2,669,295	2,291,215
Time accounts	307,991	454,343
Total interest-bearing deposits	$3,624,977	$3,236,657

Asset Quality
Allowance for Credit Losses
At June 30, 2026, the Company’s allowance for credit losses was $47.3 million, as compared to $44.4 million at December 31, 2025. The $2.9 million increase in the allowance is due to a $4.6 million provision for credit losses recorded during the six months ended June 30, 2026, partially offset by net charge-offs of $1.6 million, primarily attributable to commercial and industrial loans, during the same period.
The Company’s nonperforming loans increased from $3.1 million to $13.4 million between December 31, 2025 and June 30, 2026, increasing the ratio of nonperforming loans to loans held for investment from 0.08% at December 31, 2025 to 0.30% at June 30, 2026. This increase was due to one Community Reinvestment Act loan that was placed on non-accrual status during the period. The balance of the loan is $11.4 million as of June 30, 2026, and it was originally downgraded to substandard in 2025. This was partially offset by improvements across the remainder of the nonperforming loan portfolio. Loans designated as watch increased from $101.9 million to $154.6 million between December 31, 2025 and June 30, 2026. Loans designated as special mention increased from $37.5 million to $44.9 million between December 31, 2025 and June 30, 2026. Loans designated as substandard decreased from $22.3 million to $20.3 million between December 31, 2025 and June 30, 2026. There were no loans with doubtful risk grades at June 30, 2026 or December 31, 2025.
A summary of the allowance for credit losses by loan class is as follows:

	June 30, 2026		December 31, 2025
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$28,371	59.92%	$25,219	56.77%
Commercial land and development	90	0.19%	56	0.13%
Commercial construction	4,444	9.39%	4,050	9.12%
Residential construction	533	1.13%	213	0.48%
Residential	419	0.89%	362	0.82%
Farmland	468	0.99%	467	1.05%
	34,325	72.51%	30,367	68.37%
Commercial:
Secured	9,594	20.27%	11,204	25.23%
Unsecured	486	1.03%	482	1.09%
	10,080	21.30%	11,686	26.32%
Consumer and other	2,930	6.19%	2,356	5.31%
Total allowance for credit losses	$47,335	100.00%	$44,409	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.05% at June 30, 2026, as compared to 1.09% at December 31, 2025.

Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2026	March 31, 2026	$ Change	% Change
Service charges on deposit accounts	$122	$135	$(13)	(9.63)%
Loan-related fees	679	1,265	(586)	(46.32)%
FHLB stock dividends	191	762	(571)	(74.93)%
Earnings on bank-owned life insurance	265	225	40	17.78%
Other income	615	(744)	1,359	(182.66)%
Total non-interest income	$1,872	$1,643	$229	13.94%
Loan-related fees. The decrease resulted primarily from a decrease of $0.7 million in fees from swap referrals during the three months ended June 30, 2026, as compared to the three months ended March 31, 2026, partially offset by an increase of $0.1 million in loan referral income.
FHLB stock dividends. The decrease related primarily to a $0.4 million special cash dividend from the FHLB during the three months ended March 31, 2026 that did not reoccur during the three months ended June 30, 2026. The remainder of the decrease primarily related to the FHLB’s transition to a tier-based dividend structure, which lowered the Bank’s effective dividend rate received.
Other income. The increase related primarily to an overall improvement in earnings related to investments in venture-backed funds during the three months ended June 30, 2026, as compared to the three months ended March 31, 2026.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2026	June 30, 2025	$ Change	% Change
Service charges on deposit accounts	$122	$196	$(74)	(37.76)%
Gain on sale of loans	—	119	(119)	(100.00)%
Loan-related fees	679	468	211	45.09%
FHLB stock dividends	191	325	(134)	(41.23)%
Earnings on bank-owned life insurance	265	220	45	20.45%
Other income	615	482	133	27.59%
Total non-interest income	$1,872	$1,810	$62	3.43%
Gain on sale of loans. The decrease related to an overall decline in the volume of SBA loans sold due to a strategic, intentional reduction in originations of loans held for sale. During the three months ended June 30, 2026, no SBA loans were sold, as compared to approximately $1.6 million of loans sold with an effective yield of 7.60% during the three months ended June 30, 2025.
Loan-related fees. The increase resulted primarily from an increase of $0.1 million in loan referral income, combined with an increase of $0.1 million in fees from swap referrals during the three months ended June 30, 2026, as compared to the three months ended June 30, 2025.
FHLB stock dividends. The decrease related primarily to the FHLB’s transition to a tier-based dividend structure, which lowered the Bank’s effective dividend rate received.
Other income. The increase related primarily to an overall improvement in earnings related to investments in venture-backed funds during the three months ended June 30, 2026 compared to the three months ended June 30, 2025.

Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	June 30, 2026	March 31, 2026	$ Change	% Change
Salaries and employee benefits	$11,421	$11,430	$(9)	(0.08)%
Occupancy and equipment	873	829	44	5.31%
Data processing and software	1,709	1,551	158	10.19%
Federal Deposit Insurance Corporation (“FDIC”) insurance	585	545	40	7.34%
Professional services	952	926	26	2.81%
Advertising and promotional	959	744	215	28.90%
Loan-related expenses	304	247	57	23.08%
Other operating expenses	2,813	1,122	1,691	150.71%
Total non-interest expense	$19,616	$17,394	$2,222	12.77%
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Advertising and promotional. The increase related primarily to additional expenses incurred to support the expansion of the Bank’s business development teams, including $0.1 million related to business development expenses and $0.1 million related to donations, sponsorships, and advertising expenses.
Other operating expenses. The increase related primarily to the release of a $1.0 million loss contingency on an SBA loan during the three months ended March 31, 2026. No such release occurred during the three months ended June 30, 2026. The remainder of the increase was primarily due to: (i) a $0.4 million increase in employee-related expenses such as travel, conferences, and training; (ii) a $0.1 million increase in administrative charges, including bank charges; and (iii) a $0.1 million increase in operational losses.
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	June 30, 2026	June 30, 2025	$ Change	% Change
Salaries and employee benefits	$11,421	$8,910	$2,511	28.18%
Occupancy and equipment	873	657	216	32.88%
Data processing and software	1,709	1,508	201	13.33%
FDIC insurance	585	470	115	24.47%
Professional services	952	918	34	3.70%
Advertising and promotional	959	865	94	10.87%
Loan-related expenses	304	423	(119)	(28.13)%
Other operating expenses	2,813	1,975	838	42.43%
Total non-interest expense	$19,616	$15,726	$3,890	24.74%
Salaries and employee benefits. The increase related primarily to: (i) a $2.8 million increase in salaries, benefits, and bonus expense, mainly related to a 13.30% increase in headcount between June 30, 2025 and June 30, 2026; and (ii) a $0.7 million increase in commissions primarily due to higher loan originations period-over-period. This increase was partially offset by a $0.9 million increase in deferred loan origination costs due to higher loan originations period-over-period.
Occupancy and equipment. The increase was primarily due to expenses for the Walnut Creek branch office and Newport Beach non-depository office during the three months ended June 30, 2026, which did not exist for the three months ended June 30, 2025.

Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
FDIC insurance. The increase was primarily due to a $916.2 million increase in the assessment base period-over-period.
Loan-related expenses. The decrease related primarily to lower inspection and legal expenses. Although loan originations were higher period-over-period, a greater mix of purchased loans and large credit relationships reduced per-unit inspection costs, and inspection activity was delayed relative to the prior period.
Other operating expenses. The increase related primarily to: (i) a $0.3 million increase in employee-related expenses such as travel and professional association memberships; (ii) a $0.2 million increase in bank charges; (iii) a $0.1 million increase in operational losses; (iv) a $0.1 million increase in IntraFi Network fees resulting from an overall increase in balances carried in the network; and (v) a $0.1 million increase in armored car and courier services.
Provision for Income Taxes
Three months ended June 30, 2026, as compared to three months ended March 31, 2026
Provision for income taxes increased by $0.3 million, or 4.37%, for the three months ended June 30, 2026, as compared to the three months ended March 31, 2026, which was primarily due to an increase in taxable income. The effective tax rates were 25.64% and 25.61% for the three months ended June 30, 2026 and March 31, 2026, respectively.
Three months ended June 30, 2026, as compared to three months ended June 30, 2025
Provision for income taxes increased by $1.1 million, or 19.66%, for the three months ended June 30, 2026, as compared to the three months ended June 30, 2025. This increase was primarily driven by an increase in taxable income, partially offset by a $0.2 million benefit recorded during the three months ended June 30, 2026 related to the purchase of transferable tax credits that did not occur during the three months ended June 30, 2025. The effective tax rates were 25.64% and 27.82% for the three months ended June 30, 2026 and June 30, 2025, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Thursday, July 23, 2026 at 1:00 PM ET (10:00 AM PT) to discuss its second quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has ten branches in California, following the opening of a branch in Lodi in July 2026.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the three months ended March 31, 2026, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	June 30, 2026	March 31, 2026	June 30, 2025
Revenue and Expense Data
Interest and fee income	$72,327	$67,347	$60,580
Interest expense	26,244	23,890	24,065
Net interest income	46,083	43,457	36,515
Provision for credit losses	2,250	2,675	2,500
Net interest income after provision	43,833	40,782	34,015
Non-interest income:
Service charges on deposit accounts	122	135	196
Gain on sale of loans	—	—	119
Loan-related fees	679	1,265	468
FHLB stock dividends	191	762	325
Earnings on bank-owned life insurance	265	225	220
Other income	615	(744)	482
Total non-interest income	1,872	1,643	1,810
Non-interest expense:
Salaries and employee benefits	11,421	11,430	8,910
Occupancy and equipment	873	829	657
Data processing and software	1,709	1,551	1,508
FDIC insurance	585	545	470
Professional services	952	926	918
Advertising and promotional	959	744	865
Loan-related expenses	304	247	423
Other operating expenses	2,813	1,122	1,975
Total non-interest expense	19,616	17,394	15,726
Income before provision for income taxes	26,089	25,031	20,099
Provision for income taxes	6,690	6,410	5,591
Net income	$19,399	$18,621	$14,508

Comprehensive Income
Net income	$19,399	$18,621	$14,508
Net unrealized holding gain (loss) on securities available-for-sale during the period	946	(1,173)	190
Less: Income tax expense (benefit) related to other comprehensive income (loss)	246	(201)	502
Other comprehensive income (loss)	700	(972)	(312)
Total comprehensive income	$20,099	$17,649	$14,196

	Three months ended
(in thousands, except per share and share data)	June 30, 2026	March 31, 2026	June 30, 2025
Share and Per Share Data
Earnings per common share:
Basic	$0.91	$0.87	$0.68
Diluted	$0.91	$0.87	$0.68
Book value per share	$22.14	$21.45	$19.51
Tangible book value per share(1)	$22.14	$21.45	$19.51
Weighted average basic common shares outstanding	21,273,902	21,253,085	21,225,831
Weighted average diluted common shares outstanding	21,338,903	21,313,078	21,269,265
Shares outstanding at end of period	21,402,864	21,376,153	21,360,991

Selected Financial Ratios
ROAA	1.49%	1.55%	1.37%
ROAE	16.67%	16.73%	14.17%
Net interest margin	3.63%	3.70%	3.53%
Loan to deposit(2)	94.17%	94.27%	96.50%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
(2) Loan balance in loan to deposit ratio is total loans held for investment and sale at period end. Deposit balance in loan to deposit ratio is total deposits at period end.

(in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Balance Sheet Data
Cash and due from financial institutions	$45,966	$46,123	$53,724
Interest-bearing deposits in banks	639,108	598,236	430,086
Time deposits in banks	—	100	849
Securities - available-for-sale, at fair value	90,584	91,715	94,990
Securities - held-to-maturity, at amortized cost	2,135	2,135	2,585
Loans held for sale	—	—	309
Loans held for investment	4,519,681	4,213,393	3,758,025
Allowance for credit losses	(47,335)	(46,439)	(40,167)
Loans held for investment, net of allowance for credit losses	4,472,346	4,166,954	3,717,858
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	10,138	10,428	7,094
Premises and equipment, net	2,333	2,090	1,606
Bank-owned life insurance	28,759	28,494	23,466
Interest receivable and other assets	70,693	70,476	65,906
Total assets	$5,377,062	$5,031,751	$4,413,473

Non-interest-bearing deposits	$1,174,406	$1,232,696	$1,004,061
Interest-bearing deposits	3,624,977	3,236,657	2,890,561
Total deposits	4,799,383	4,469,353	3,894,622
Subordinated notes, net	74,114	74,077	73,968
Operating lease liability	11,262	11,547	7,744
Interest payable and other liabilities	18,532	18,255	20,397
Total liabilities	4,903,291	4,573,232	3,996,731

Common stock	304,868	304,372	303,155
Retained earnings	178,318	164,262	125,545
Accumulated other comprehensive loss, net of taxes	(9,415)	(10,115)	(11,958)
Total shareholders’ equity	473,771	458,519	416,742
Total liabilities and shareholders’ equity	$5,377,062	$5,031,751	$4,413,473

Quarterly Average Balance Data
Average loans held for investment and sale	$4,328,304	$4,150,446	$3,691,616
Average interest-earning assets	5,099,006	4,759,541	4,151,368
Average total assets	5,222,360	4,878,508	4,253,000
Average deposits	4,650,350	4,320,228	3,736,018
Average total equity	466,779	451,469	410,609

Credit Quality
Allowance for credit losses to nonperforming loans	354.57%	1,649.11%	1,763.26%
Nonperforming loans to loans held for investment	0.30%	0.07%	0.06%
Nonperforming assets to total assets	0.25%	0.06%	0.05%
Nonperforming loans plus performing loan modifications to loans held for investment	0.30%	0.07%	0.06%

(in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Capital Ratios
Total shareholders’ equity to total assets	8.81%	9.11%	9.44%
Tangible shareholders’ equity to tangible assets(1)	8.81%	9.11%	9.44%
Total capital (to risk-weighted assets)	12.51%	13.17%	13.73%
Tier 1 capital (to risk-weighted assets)	9.98%	10.45%	10.85%
Common equity Tier 1 capital (to risk-weighted assets)	9.98%	10.45%	10.85%
Tier 1 leverage ratio	9.21%	9.56%	10.03%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. Management believes that tangible shareholders’ equity to tangible assets is a useful financial measure because it enables management, investors, and others to assess the Company’s financial health based on tangible capital. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. Management believes that tangible book value per share is a useful financial measure because it enables management, investors, and others to assess the Company’s value and use of equity. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income. Management believes that pre-tax, pre-provision income is a useful financial measure because it enables management, investors, and others to assess the Company’s ability to generate operating profit and capital.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Pre-tax, pre-provision income
Pre-tax income	$26,089	$25,031	$20,099
Add: provision for credit losses	2,250	2,675	2,500
Pre-tax, pre-provision income	$28,339	$27,706	$22,599
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com